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                                                             Exhibit 99(a)(1)(c)

                   SOTHEBY'S OFFER TO EXCHANGE STOCK OPTIONS

                                 ELECTION FORM

                      TO DECLINE ELIGIBLE OPTIONS PURSUANT
                            TO THE OFFER TO EXCHANGE
                              DATED MARCH 1, 2004

    The right to tender Eligible Options pursuant to the Offer will commence on March 1, 2004 and will expire at 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, unless the Offer is extended by Sotheby's Holdings, Inc. (Capitalized terms not otherwise defined herein shall have the same meaning as in the Offer to Exchange).

    I have received Sotheby's Holdings, Inc. Offer to Exchange Certain Outstanding Options for Restricted Stock or Cash dated March 1, 2004, (the 'Offer'), to all holders of stock options eligible to be tendered pursuant to the Offer, except as otherwise listed in the Offer.

    If you choose to tender your Eligible Options and you subsequently change your mind, you must complete, and the Company must receive, a Notice of Withdrawal prior to the Expiration Date. If you choose NOT to tender your Eligible Options and you subsequently change your mind, you must complete, and the Company must receive, a new Election Form prior to the Expiration Date.

    You have elected NOT to tender your Eligible Options pursuant to the Sotheby's Holdings, Inc. Offer to Exchange Certain Outstanding Options for Restricted Stock or Cash dated March 1, 2004. You will continue to hold your Eligible Options under the terms of each stock option award as it was granted to you. You will not receive the cash payment or the Restricted Stock.

    If you change your mind and elect to tender your Eligible Options, you must complete a new Election Form and check the box on the Election Form that indicates this is an amendment to a previously submitted Election Form.

    By submitting this Election Form, I hereby elect NOT to tender my Eligible Options pursuant to the Offer.

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Date                                    Name

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Signature                               Home Address

    This Election Form must be received either via electronic delivery or via hand delivery to the contact person for your location by 5:30 p.m., Eastern Standard Time in New York City on March 31, 2004, or if the Offer is extended, prior to the extended expiration of the Offer. See attached instructions.

        NOTICE TO EMPLOYEES OUTSIDE THE UNITED STATES ON DATA PROTECTION

    In connection with the administration of the Offer, we may be required to transfer your personal data to other offices in Sotheby's worldwide organization, or to third parties in the normal course of business or as required by law (e.g. transfer agents, etc.). This may involve the transfer of information to countries which do not offer equivalent protection of personal data as that offered in your country. Of course, all personal information given to and held by Sotheby's is treated confidentially, and all third parties will be held to the same level of confidentiality.